Exhibit 99.1

PRESS RELEASE

DELTA OIL & GAS, INC. COMMENCES TENDER OFFER
FOR THE STALLION GROUP

For Immediate Release

Vancouver, British Columbia (February 9, 2009) - Delta Oil & Gas, Inc. (OTCBB: DOIG) is pleased to announce that it has commenced a tender offer to acquire all the outstanding shares of The Stallion Group, a Nevada corporation. Delta is commencing the mailing of its offering circulars, prospectus and related documents to shareholders of The Stallion Group immediately.

Delta will issue 0.333333 shares of Delta and $0.0008 for each outstanding common share of Stallion  tendered in the offer and accepted for purchase.  The offer will remain open until 5:00 p.m. Eastern time on March 17, 2009, unless the offer is withdrawn or extended.  In addition to customary conditions, the offer is subject to a minimum tender condition of 80% of the Stallion common shares deemed outstanding on a fully diluted basis.

THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE PROSPECTUS, OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WILL BE DISTRIBUTED TO SHAREHOLDERS OF THE STALLION GROUP.   REFERENCE IS MADE TO THESE DOCUMENTS FOR THE COMPLETE TERMS AND CONDITIONS OF THE OFFER.

Registration statements on Form S-4 relating to the offer to purchase the common shares of The Stallion Group is available on www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful.

Cautionary Statements

This press release contains certain “forward-looking statements.”  Such forward-looking statements are often identified by words such as “intends”, “anticipates”, “believes”, “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.  Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, under the caption “Risk Factors” and in other reports filed with the SEC.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

This communication is neither an offer to purchase, nor a solicitation of an offer to sell, shares of Delta or any other entity.  This communication is not a solicitation of a proxy from a security holder of the Company or The Stallion Group.  The Company has filed a registration statement with the SEC with regard to the proposed offer for The Stallion Group.  YOU ARE URGED TO READ THE PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN FILED WITH THE SEC AND THE SECURITIES COMMISSIONS OR EQUIVALENT REGULATORY AUTHORITIES IN CANADA, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  You will be able to obtain any such prospectus or proxy statement and any other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, and filed with the securities commissions or equivalent regulatory authorities in Canada at the following website, www.sedar.com.  In addition, you may obtain a prospectus and the proxy statement (if and when it becomes available) and the other documents filed by the Company with the SEC and the securities commissions or equivalent regulatory authorities in Canada by requesting them in writing from Delta Oil & Gas, Inc., Attention: Investor Relations, Telephone: 1.866.355.3644.

For further information, contact:

Greg Werbowski – 1.866.355.3644 – IR@deltaoilandgas.com	www.deltaoilandgas.com